EXHIBIT (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-231773 on Form N-2 of our report dated February 19, 2019, relating to the financial statements and financial highlights of Eaton Vance Tax-Managed Buy-Write Opportunities Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2018, and to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 22, 2019